NEWS RELEASE

MATERION CORPORATION REPORTS THIRD QUARTER 2018 FINANCIAL RESULTS, RAISES FULL-YEAR 2018 GUIDANCE, AND DECLARES FOURTH QUARTER DIVIDEND

MAYFIELD HEIGHTS, Ohio - October 25, 2018 - Materion Corporation (NYSE:MTRN) today reported third quarter 2018 financial results.

•	Net sales for the third quarter 2018 were $297.2 million, compared to $294.3 million for the third quarter 2017.

•	Third quarter 2018 value-added sales were $181.9 million, up 6% from $171.4 million in the prior year third quarter.

•	Third quarter 2018 net income was $0.97 per share, diluted, compared to $0.46 per share in the prior year third quarter.

•	Record adjusted earnings of $0.68 per share, diluted, were up 36% for third quarter 2018 compared to $0.50 per share in the third quarter 2017.

•	The Company is raising its full-year adjusted earnings guidance range to $2.20 to $2.30 per share, diluted, representing an approximate 30% year-over-year increase.

THIRD QUARTER 2018 RESULTS

Net sales for third quarter of 2018 were $297.2 million, compared to $294.3 million for the prior year. Value-added sales of $181.9 million were up 6% versus prior year sales of $171.4 million. Continued improvements in commercial excellence and strong end-market demand, particularly in the energy and defense markets, led to the year-over-year improvement. This is the fourth consecutive quarter with value-added sales of more than $180 million.

Operating profit for the third quarter totaled $18.7 million, or 10% of value-added sales, compared to $12.0 million in the prior year. On an adjusted basis, operating profit improved approximately 40% versus prior year due to significant gains in commercial and operational improvements and sales growth.

Third quarter 2018 net income was $20.0 million, or $0.97 per share diluted, compared to $9.3 million in the prior year. Excluding discrete income tax benefits, third quarter 2018 adjusted earnings of $0.68 per share improved 36% versus adjusted earnings of $0.50 in the third quarter of 2017.

“This quarter’s performance represents record level operating profit, operating profit percentage of value-added sales and adjusted earnings. We have now delivered seven consecutive quarters of year-over-year value-added sales and earnings growth. We are delivering on our commitment to consistently deliver profitable growth. Our multi-pillar strategy is working,” stated Jugal Vijayvargiya, President and Chief Executive Officer. “We remain optimistic on our sales growth and performance improvements across the Company. As a result, for the second time this year, we are raising our full-year adjusted earnings guidance to $2.20 to $2.30 per share.”

For the first three quarters of 2018, net sales were $909.8 million, compared to net sales of $830.8 million for the same period last year. Value-added sales for this period were $553.1 million, an increase of 11%, from $496.5 million for the same period last year.

Year-to-date net income was $41.7 million, or $2.02 per share, diluted, as compared to $19.7 million, or $0.97 per share, in the comparable prior-year period. Excluding special items in both periods, earnings improved 45% from the prior year to $35.7 million, or $1.73 per share.

BUSINESS SEGMENT THIRD QUARTER 2018 RESULTS

Performance Alloys and Composites

Net sales for Performance Alloys and Composites were $124.1 million for third quarter of 2018 compared to $109.4 million in the same period last year. Value-added sales were $104.9 million versus $90.6 million in the prior year, a 16% year over year increase. Improved commercial execution and strong end-market demand, particularly in defense and energy markets, contributed to the increase.

Operating profit for the third quarter of 2018 was a record $16.7 million, or 16% of value-added sales, compared to operating profit of $6.8 million in the third quarter of 2017. Operating profit more than doubled compared to the prior-year adjusted operating profit of $7.0 million with contributions from performance improvements, favorable product mix, and sales growth.

Advanced Materials

Advanced Materials’ net sales for the third quarter of 2018 were $144.1 million, versus $157.8 million in the prior year. Value-added sales were $55.3 million, versus $60.4 million in the prior-year quarter. Inventory destocking in the consumer electronics market along with measured ramp up of the new German factory and related customer requalifications were key contributors to the decline.

Operating profit was $6.9 million for the current quarter, or 12% of value-added sales, compared to $9.8 million in the prior year. Lower sales volumes and ramp up expenses associated with the new German factory led to the decline. Sequentially, operating profit improved 23% as second quarter 2018 factory relocation costs did not repeat.

Precision Coatings

Precision Coatings’ net sales for the third quarter of 2018 were $29.0 million versus prior-year sales of $27.1 million. Value-added sales of $23.0 million were up 5% compared to $21.9 million for the same period of 2017.

Operating profit was $3.5 million, or 15% of value added sales, up 75% versus adjusted operating profit of $2.0 million in the prior year. Increased profit levels were due primarily to improved performance, favorable product mix, and sales volume growth.

OUTLOOK

The Company delivered record third quarter 2018 financial results led by performance improvements and favorable end-market demand, particularly in defense and energy. We expect the positive momentum to continue and are raising full-year 2018 adjusted earnings guidance from $2.00 to $2.15 per share, diluted, to $2.20 to $2.30 per share. The midpoint of the revised guidance represents an earnings growth of over 30% from the prior year.

ADJUSTED EARNINGS GUIDANCE

It is not possible for the Company to identify the amount or significance of future adjustments associated with potential insurance and litigation claims, legacy environmental costs, acquisition and integration costs, certain income tax items, or other special items that the Company adjusts in the presentation of adjusted earnings guidance. These items are dependent on future events that are not reasonably estimable at this time. Accordingly, the Company is unable to reconcile without unreasonable effort the forecasted range of adjusted earnings guidance for the full year to a comparable GAAP range. However, items excluded from the Company's adjusted earnings guidance include the historical adjustments noted in Attachments 4 and 5 to this press release.

DIVIDEND ANNOUNCEMENT

Today the Company announced the declaration of its fourth quarter dividend of $0.105 per share payable on December 3, 2018 to shareholders of record on November 8, 2018.

CONFERENCE CALL

Materion Corporation will host an investor conference call with analysts at 9:00 a.m. Eastern Time, October 25, 2018. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778. Callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 8, 2018 by dialing (877) 481-4010 or (919) 882-2331; please reference replay ID number 23769. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

•	Actual net sales, operating rates, and margins for 2018;

•	The global economy, including the impact of tariffs as well as other governmental actions;

•	The impact of any U.S. Federal Government shutdowns and sequestrations;

•
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, medical, automotive electronics, defense, telecommunications infrastructure, energy, commercial aerospace, and science;

•	Changes in product mix and the financial condition of customers;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in identifying acquisition candidates and in acquiring and integrating such businesses, including our ability to effectively integrate the HTB acquisition;

•	The impact of the results of acquisitions on our ability to fully achieve the strategic and financial objectives related to these acquisitions;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects;

•
Other financial and economic factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, interest rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, credit availability, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities, and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors as set forth in Item 1A of our Form 10-K for the year ended December 31, 2017.
Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Investor Contact:                        Media Contact:
Stephen F. Shamrock                    John G. McCloskey
(216) 383-4010                        (216) 383-6835 stephen.shamrock@materion.com            john.mccloskey@materion.com https://materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(In thousands except per share amounts)	Sept. 28, 2018	Sept. 29, 2017	Sept. 28, 2018	Sept. 29, 2017
Net sales	$297,193	$294,268	$909,745	$830,779
Cost of sales	232,258	238,821	724,692	677,398
Gross margin	64,935	55,447	185,053	153,381
Selling, general, and administrative expense	38,872	36,253	115,807	107,702
Research and development expense	4,250	3,429	11,753	10,103
Other — net	3,147	3,801	10,384	9,823
Operating profit	18,666	11,964	47,109	25,753
Interest expense — net	613	533	2,010	1,721
Other non-operating expense—net	800	406	1,679	1,041
Income before income taxes	17,253	11,025	43,420	22,991
Income tax (benefit) expense	(2,713)	1,705	1,746	3,308
Net income	$19,966	$9,320	$41,674	$19,683
Basic earnings per share:
Net income per share of common stock	$0.99	$0.47	$2.06	$0.98
Diluted earnings per share:
Net income per share of common stock	$0.97	$0.46	$2.02	$0.97
Cash dividends per share	$0.105	$0.100	$0.310	$0.295
Weighted-average number of shares of common stock outstanding:
Basic	20,241	20,040	20,199	20,007
Diluted	20,648	20,411	20,607	20,361

Attachment 2
Materion Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited)
(Thousands)	September 28, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$53,612	$41,844
Accounts receivable	133,894	124,014
Inventories	199,913	220,352
Prepaid and other current assets	19,894	24,733
Total current assets	407,313	410,943
Deferred income taxes	22,311	17,047
Property, plant, and equipment	896,626	891,789
Less allowances for depreciation, depletion, and amortization	(642,931)	(636,211)
Property, plant, and equipment—net	253,695	255,578
Intangible assets—net	7,156	9,847
Other assets	7,114	6,992
Goodwill	90,762	90,677
Total Assets	$788,351	$791,084
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$807	$777
Accounts payable	42,712	49,059
Salaries and wages	38,160	42,694
Other liabilities and accrued items	28,934	28,044
Income taxes	8,176	1,084
Unearned revenue	7,805	5,451
Total current liabilities	126,594	127,109
Other long-term liabilities	13,828	14,895
Capital lease obligations	15,864	16,072
Retirement and post-employment benefits	56,068	93,225
Unearned income	33,649	36,905
Long-term income taxes	3,064	4,857
Deferred income taxes	210	213
Long-term debt	2,331	2,827
Shareholders’ equity	536,743	494,981
Total Liabilities and Shareholders’ Equity	$788,351	$791,084

Attachment 3
Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(Thousands)	Sept. 28, 2018	Sept. 29, 2017
Cash flows from operating activities:
Net income	$41,674	$19,683
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	26,506	33,444
Amortization of deferred financing costs in interest expense	720	670
Non-cash compensation expense	8,965	7,958
Deferred income tax (benefit) expense	(5,341)	1,073
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(10,274)	(21,572)
Decrease (increase) in inventories	19,754	(9,953)
Decrease (increase) in prepaid and other current assets	4,648	(6,077)
Increase (decrease) in accounts payable and accrued expenses	(10,290)	17,991
Increase (decrease) in unearned revenue	2,365	4,746
Increase (decrease) in interest and taxes payable	5,557	(2,083)
Domestic pension plan contributions	(38,000)	(8,000)
Other-net	2,959	(2,383)
Net cash provided by operating activities	49,243	35,497
Cash flows from investing activities:
Payments for purchase of property, plant, and equipment	(21,809)	(17,759)
Payments for mine development	(5,192)	(620)
Payments for acquisition	—	(16,504)
Proceeds from sale of property, plant, and equipment	26	53
Net cash (used in) investing activities	(26,975)	(34,830)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	55,000
Repayment of long-term debt	(513)	(55,608)
Principal payments under capital lease obligations	(573)	(644)
Cash dividends paid	(6,262)	(5,903)
Deferred financing costs	—	(300)
Repurchase of common stock	—	(1,086)
Payments of withholding taxes for stock-based compensation awards	(3,006)	(2,397)
Net cash (used in) financing activities	(10,354)	(10,938)
Effects of exchange rate changes	(146)	1,293
Net change in cash and cash equivalents	11,768	(8,978)
Cash and cash equivalents at beginning of period	41,844	31,464
Cash and cash equivalents at end of period	$53,612	$22,486

Attachment 4
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	Third Quarter Ended				Nine Months Ended
(Millions)	Sept. 28, 2018		Sept. 29, 2017		Sept. 28, 2018		Sept. 29, 2017
Net Sales
Performance Alloys and Composites	$124.1		$109.4		$372.1		$310.5
Advanced Materials	144.1		157.8		448.0		429.6
Precision Coatings	29.0		27.1		89.7		90.7
Other	—		—		—		—
Total	$297.2		$294.3		$909.8		$830.8

Less: Pass-through Metal Cost
Performance Alloys and Composites	$19.2		$18.8		$56.8		$48.0
Advanced Materials	88.8		97.4		277.1		259.9
Precision Coatings	6.0		5.2		19.7		22.9
Other	1.3		1.5		3.1		3.5
Total	$115.3		$122.9		$356.7		$334.3

Value-added Sales (non-GAAP)
Performance Alloys and Composites	$104.9		$90.6		$315.3		$262.5
Advanced Materials	55.3		60.4		170.9		169.7
Precision Coatings	23.0		21.9		70.0		67.8
Other	(1.3)		(1.5)		(3.1)		(3.5)
Total	$181.9		$171.4		$553.1		$496.5

Gross Margin		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$35.3	34%	$23.6	26%	$94.2	30%	$62.7	24%
Advanced Materials	20.5	37%	24.4	40%	62.6	37%	66.1	39%
Precision Coatings	9.9	43%	7.4	34%	29.0	41%	24.6	36%
Other	(0.8)	—	0.1	—	(0.8)	—	—	—
Total	$64.9	36%	$55.5	32%	$185.0	33%	$153.4	31%

Operating Profit		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$16.7	16%	$6.8	8%	$38.9	12%	$12.5	5%
Advanced Materials	6.9	12%	9.8	16%	18.4	11%	24.9	15%
Precision Coatings	3.5	15%	1.6	7%	9.1	13%	6.1	9%
Other	(8.4)	—	(6.2)	—	(19.3)	—	(17.7)	—
Total	$18.7	10%	$12.0	7%	$47.1	9%	$25.8	5%

	Third Quarter Ended				Nine Months Ended
(Millions)	Sept. 28, 2018		Sept. 29, 2017		Sept. 28, 2018		Sept. 29, 2017
Special Items
Performance Alloys and Composites	$—		$0.2		$—		$1.4
Advanced Materials	—		—		—		1.3
Precision Coatings	—		0.4		—		0.4
Other	—		0.8		0.7		4.6
Total	$—		$1.4		$0.7		$7.7

Operating Profit Excluding Special Items		% of VA		% of VA		% of VA		% of VA
Performance Alloys and Composites	$16.7	16%	$7.0	8%	$38.9	12%	$13.9	5%
Advanced Materials	6.9	12%	9.8	16%	18.4	11%	26.2	15%
Precision Coatings	3.5	15%	2.0	9%	9.1	13%	6.5	10%
Other	(8.4)	—	(5.4)	—	(18.6)	—	(13.1)	—
Total	$18.7	10%	$13.4	8%	$47.8	9%	$33.5	7%

The cost of gold, silver, platinum, palladium, and copper is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.

The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation and Subsidiaries
Reconciliation of Non-GAAP Measures - Profitability
(Unaudited)

	Third Quarter Ended		Nine Months Ended
(Millions except per share amounts)	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
GAAP as Reported
Net Sales	$297.2	$294.3	$909.8	$830.8
Operating profit	18.7	12.0	47.1	25.8
Net income	20.0	9.3	41.7	19.7
EPS - Diluted	$0.97	$0.46	$2.02	$0.97

Operating Profit Special Items
Cost reductions	$—	$0.6	$—	$2.0
Legacy legal & environmental costs	—	—	0.7	0.2
CEO transition	—	0.8	—	3.4
Acquisition costs	—	—	—	2.1
Total operating profit special items	$—	$1.4	$0.7	$7.7
Operating Profit Special Items - net of tax	$—	$0.9	$0.6	$5.0
Tax Special Item	$(6.0)	$—	$(6.6)	$—

Non-GAAP Measures - Adjusted Profitability
Value-added (VA) sales	$181.9	$171.4	$553.1	$496.5
Operating profit	18.7	13.4	47.8	33.5
Operating profit % of VA	10.3%	7.8%	8.6%	6.7%
Net income	14.0	10.2	35.7	24.7
EPS - Diluted	$0.68	$0.50	$1.73	$1.21

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including operating profit, segment operating profit, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation and Attachment 4, we have adjusted the results for certain special items such as CEO transition costs, cost reduction initiatives (i.e., asset impairment charges and severance), legacy legal and environmental costs, merger and acquisition costs, and certain income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Attachment 6
Materion Corporation and Subsidiaries
Value-added sales by Market
(Unaudited)

	Third Quarter Ended			Nine Months Ended
(Millions)	Sept. 28, 2018	Sept. 29, 2017	% Change	Sept. 28, 2018	Sept. 29, 2017	% Change
Materion Corporation
Consumer Electronics	$51.9	$57.0	(8.9)%	$162.8	$157.3	3.5%
Industrial Components	28.9	26.8	7.8%	89.9	78.5	14.5%
Energy	19.4	13.3	45.9%	53.1	34.6	53.5%
Defense	18.6	12.9	44.2%	52.3	36.8	42.1%
Automotive Electronics	16.3	13.8	18.1%	45.8	40.3	13.6%
Medical	14.1	11.9	18.5%	43.0	43.0	—%
Telecom Infrastructure	10.0	7.7	29.9%	29.7	23.1	28.6%
Other	22.7	28.0	(18.9)%	76.5	82.9	(7.7)%
Total	$181.9	$171.4	6.1%	$553.1	$496.5	11.4%
Performance Alloy and Composites
Consumer Electronics	$19.2	$20.3	(5.4)%	$60.3	$55.0	9.6%
Industrial Components	22.6	20.5	10.2%	71.3	59.1	20.6%
Energy	9.8	5.0	96.0%	24.8	13.9	78.4%
Defense	11.4	6.6	72.7%	32.9	20.6	59.7%
Automotive Electronics	15.7	13.2	18.9%	44.6	39.0	14.4%
Medical	1.8	1.4	28.6%	5.2	5.2	—%
Telecom Infrastructure	8.8	5.9	49.2%	25.4	17.6	44.3%
Other	15.6	17.7	(11.9)%	50.8	52.1	(2.5)%
Total	$104.9	$90.6	15.8%	$315.3	$262.5	20.1%
Advanced Materials
Consumer Electronics	$27.9	$31.6	(11.7)%	$88.4	$89.7	(1.4)%
Industrial Components	3.5	3.9	(10.3)%	10.4	10.7	(2.8)%
Energy	9.6	8.3	15.7%	28.3	20.7	36.7%
Defense	1.7	1.5	13.3%	4.7	4.4	6.8%
Automotive Electronics	—	—	—%	—	—	—%
Medical	3.0	2.8	7.1%	8.6	8.4	2.4%
Telecom Infrastructure	1.2	1.7	(29.4)%	4.2	5.5	(23.6)%
Other	8.4	10.6	(20.8)%	26.3	30.3	(13.2)%
Total	$55.3	$60.4	(8.4)%	$170.9	$169.7	0.7%
Precision Coatings
Consumer Electronics	$4.7	$5.1	(7.8)%	$14.0	$12.6	11.1%
Industrial Components	2.9	2.3	26.1%	8.3	8.7	(4.6)%
Energy	—	—	—%	—	—	—%
Defense	5.5	4.7	17.0%	14.7	11.8	24.6%
Automotive Electronics	0.5	0.5	—%	1.2	1.2	—%
Medical	9.2	7.7	19.5%	29.2	29.4	(0.7)%
Telecom Infrastructure	—	—	—%	0.1	—	—%
Other	0.2	1.6	(87.5)%	2.5	4.1	(39.0)%
Total	$23.0	$21.9	5.0%	$70.0	$67.8	3.2%

Eliminations	$(1.3)	$(1.5)		$(3.1)	$(3.5)
Prior year numbers have been restated to conform to the current year presentation.